================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. __)*

                             ICX TECHNOLOGIES, INC.
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                   44934T 105
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [_]  Rule 13d-1(b)
               [_]  Rule 13d-1(c)
               [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

================================================================================

                                  Page 2 of 19

CUSIP No. 44934T 105

-----------------------------------------------------------------------------------------------------------------------------------
   1.    Names of Reporting Person

         Wexford Capital LLC

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization             Connecticut

-----------------------------------------------------------------------------------------------------------------------------------
                           5.   Sole Voting Power              0

                           --------------------------------------------------------------------------------------------------------
       Number of           6.   Shared Voting Power            21,909,472
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7.   Sole Dispositive Power         0

                           --------------------------------------------------------------------------------------------------------
                           8.   Shared Dispositive Power       21,909,472

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         21,909,472*
         * Includes 375,000 currently exercisable warrants to acquire 375,000 shares of common stock and options to purchase
         1,250 shares of common stock

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     64.7%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           OO

-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 3 of 19

CUSIP No. 44934T 105

-----------------------------------------------------------------------------------------------------------------------------------
   1.    Names of Reporting Person

         DP1 LLC

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization           Delaware

-----------------------------------------------------------------------------------------------------------------------------------
                           5.   Sole Voting Power              0

                           --------------------------------------------------------------------------------------------------------
       Number of           6.   Shared Voting Power            16,876,166
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7.   Sole Dispositive Power         0

                           --------------------------------------------------------------------------------------------------------
                           8.   Shared Dispositive Power       16,876,166

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         16,876,166

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     50.4%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           OO

-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 4 of 19

CUSIP No. 44934T 105

-----------------------------------------------------------------------------------------------------------------------------------
   1.    Names of Reporting Person

         Valentis SB, L.P.

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization            Delaware

-----------------------------------------------------------------------------------------------------------------------------------
                           5.   Sole Voting Power              0

                           --------------------------------------------------------------------------------------------------------
       Number of           6.   Shared Voting Power            3,052,056
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7.   Sole Dispositive Power         0

                           --------------------------------------------------------------------------------------------------------
                           8.   Shared Dispositive Power       3,052,056

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         3,052,056*

         * Includes 375,000 currently exercisable warrants to acquire 375,000 shares of common stock

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     9.0%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           OO

-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 5 of 19

CUSIP No. 44934T 105

-----------------------------------------------------------------------------------------------------------------------------------
   1.    Names of Reporting Person

         Wexford Spectrum Investors LLC

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization              Delaware

-----------------------------------------------------------------------------------------------------------------------------------
                           5.   Sole Voting Power              0

                           --------------------------------------------------------------------------------------------------------
       Number of           6.   Shared Voting Power            1,000,000
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7.   Sole Dispositive Power         0

                           --------------------------------------------------------------------------------------------------------
                           8.   Shared Dispositive Power       1,000,000

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         1,000,000

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     3.0%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           OO

-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 6 of 19

CUSIP No. 44934T 105

-----------------------------------------------------------------------------------------------------------------------------------

   1.    Names of Reporting Person

         Wexford Catalyst Investors LLC

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization            Delaware

-----------------------------------------------------------------------------------------------------------------------------------
                           5.   Sole Voting Power              0

                           --------------------------------------------------------------------------------------------------------
       Number of           6.   Shared Voting Power            670,000
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7.   Sole Dispositive Power         0

                           --------------------------------------------------------------------------------------------------------
                           8.   Shared Dispositive Power       670,000

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         670,000

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     2.0%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           OO

-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 7 of 19

CUSIP No. 44934T 105

-----------------------------------------------------------------------------------------------------------------------------------
   1.    Names of Reporting Person

         Debello Investors LLC

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization              Delaware

-----------------------------------------------------------------------------------------------------------------------------------
                           5.   Sole Voting Power              0

                           --------------------------------------------------------------------------------------------------------
       Number of           6.   Shared Voting Power            260,000
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7.   Sole Dispositive Power         0

                           --------------------------------------------------------------------------------------------------------
                           8.   Shared Dispositive Power       260,000

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         260,000

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     0.8%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           OO

-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 8 of 19

CUSIP No. 44934T 105

-----------------------------------------------------------------------------------------------------------------------------------
   1.    Names of Reporting Persons

         Mariner Voyager Master Fund, Ltd.

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization         Cayman Islands

-----------------------------------------------------------------------------------------------------------------------------------
                           5. Sole Voting Power                0

                           --------------------------------------------------------------------------------------------------------
       Number of           6. Shared Voting Power              50,000
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7. Sole Dispositive Power           0

                           --------------------------------------------------------------------------------------------------------
                           8. Shared Dispositive Power         50,000

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         50,000

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     .2%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           CO

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                                  Page 9 of 19

CUSIP No. 44934T 105

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   1.    Names of Reporting Person

         Charles E. Davidson

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization              U.S.A.

-----------------------------------------------------------------------------------------------------------------------------------
                           5.   Sole Voting Power              0

                           --------------------------------------------------------------------------------------------------------
       Number of           6.   Shared Voting Power            21,909,472
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7.   Sole Dispositive Power         0

                           --------------------------------------------------------------------------------------------------------
                           8.   Shared Dispositive Power       21,909,472

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         21,909,472*
         * Includes 375,000 currently exercisable warrants to acquire 375,000 shares of common stock and options to purchase
         1,250 shares of common stock

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     64.7%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           IN

-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 10 of 19

CUSIP No. 44934T 105

-----------------------------------------------------------------------------------------------------------------------------------
   1.    Names of Reporting Person

         Joseph M. Jacobs

-----------------------------------------------------------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [_]

         (b)  [_]

-----------------------------------------------------------------------------------------------------------------------------------
   3.    SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization             U.S.A.

-----------------------------------------------------------------------------------------------------------------------------------
                           5.   Sole Voting Power              0

                           --------------------------------------------------------------------------------------------------------
       Number of           6.   Shared Voting Power            21,909,472
  Shares Beneficially
Owned by Each Reporting
      Person With
                           --------------------------------------------------------------------------------------------------------
                           7.   Sole Dispositive Power         0

                           --------------------------------------------------------------------------------------------------------
                           8.   Shared Dispositive Power       21,909,472

-----------------------------------------------------------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         21,909,472*
         * Includes 375,000 currently exercisable warrants to acquire 375,000 shares of common stock and options to purchase
         1,250 shares of common stock

-----------------------------------------------------------------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     64.7%

-----------------------------------------------------------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)           IN

-----------------------------------------------------------------------------------------------------------------------------------

                                  Page 11 of 19

ITEM 1.

     (a)  Name of Issuer:

          ICx Technologies, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          2100 Crystal Drive
          Suite 650
          Arlington, VA 22202

ITEM 2.

     (a)  Name of Person Filing (collectively, the "Reporting Persons"):

          (i)      Wexford Capital LLC

          (ii)     DP1 LLC

          (iii)    Valentis SB, L.P.

          (iv)     Wexford Spectrum Investors LLC

          (v)      Wexford Catalyst Investors LLC

          (vi)     Debello Investors LLC

          (vii)    Mariner Voyager Master Fund, Ltd.

          (viii)   Charles E. Davidson

          (ix)     Joseph M. Jacobs

     (b)  Address of Principal Business Office or, if none, Residence of
          Reporting Persons:

          c/o Wexford Capital LLC
          411 West Putnam Avenue
          Greenwich, Connecticut 06830

     (c)  Citizenship:

          (i)      Wexford Capital LLC --Connecticut

          (ii)     DP1 LLC -- Delaware

          (iii)    Valentis SB, L.P. -- Delaware

          (iv)     Wexford Spectrum Investors LLC -- Delaware

          (v)      Wexford Catalyst Investors LLC -- Delaware

          (vi)     Debello Investors LLC -- Delaware

          (vii)    Mariner Voyager Master Fund, Ltd. -- Cayman Islands

          (viii)   Charles E. Davidson -- U.S.A.

          (ix)     Joseph M. Jacobs -- U.S.A.

                                  Page 12 of 19

     (d)  Title of Class of Securities: Common Stock, $0.001 par value

     (e)  CUSIP No.: 44934T 105

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR
         240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

     (a)  [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [_] Insurance company as defined in section 3(a)(19) of the Act (15
          U.S.C. 78c).

     (d)  [_] Investment company registered under section 8 of the Investment
          Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment adviser in accordance with Section
          240.13d-1(b)(1)(ii)(E).

     (f)  [_] An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F).

     (g)  [_] A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G).

     (h)  [_] A savings association as defined in section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813).

     (i)  [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
          Act of 1940 (15 U.S.C. 80a-3).

     (j)  [_] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The information set forth below is on the basis of 33,471,939 shares of common stock issued and outstanding as of November 7, 2007 as reported in the Issuer's final prospectus, dated November 7, 2007.

     (i)   Wexford Capital LLC:
           (a)  Amount beneficially owned: 21,909,472*
           (b)  Percent of class: 64.7%
           (c)  Number of shares as to which the person has:
                (i)   Sole power to vote or to direct the vote: 0
                (ii)  Shared power to vote or to direct the vote: 21,909,472
                (iii) Sole power to dispose or to direct the disposition of: 0
                (iv)  Shared power to dispose or to direct the disposition of:
                      21,909,472
          * Includes 375,000 currently exercisable warrants to acquire 375,000 shares of common stock and options to purchase 1,250 shares of common stock

     (ii)  DP1 LLC:
           (a)  Amount beneficially owned: 16,876,166
           (b)  Percent of class: 50.4%
           (c)  Number of shares as to which the person has:
                (i)   Sole power to vote or to direct the vote: 0
                (ii)  Shared power to vote or to direct the vote: 16,876,166
                (iii) Sole power to dispose or to direct the disposition of: 0
                (iv)  Shared power to dispose or to direct the disposition of:
                      16,876,166

     (iii) Valentis SB, L.P.:
           (a)  Amount beneficially owned: 3,052,056*
           (b)  Percent of class: 9.0%
           (c)  Number of shares as to which the person has:
                (i)   Sole power to vote or to direct the vote: 0
                (ii)  Shared power to vote or to direct the vote: 3,052,056
                (iii) Sole power to dispose or to direct the disposition of: 0

                                  Page 13 of 19

                 (iv)  Shared power to dispose or to direct the disposition of:
                       3,052,056
            *Includes 375,000 currently exercisable warrants to acquire 375,000 shares of common stock

     (iv)   Wexford Spectrum Investors LLC:
            (a)  Amount beneficially owned: 1,000,000
            (b)  Percent of class: 3.0%
            (c)  Number of shares as to which the person has:
                 (i)   Sole power to vote or to direct the vote: 0
                 (ii)  Shared power to vote or to direct the vote: 1,000,000
                 (iii) Sole power to dispose or to direct the disposition of: 0
                 (iv)  Shared power to dispose or to direct the disposition of:
                       1,000,000

     (v)    Wexford Catalyst Investors LLC:
            (a)  Amount beneficially owned: 670,000
            (b)  Percent of class: 2.0%
            (c)  Number of shares as to which the person has:
                 (i)   Sole power to vote or to direct the vote: 0
                 (ii)  Shared power to vote or to direct the vote: 670,000
                 (iii) Sole power to dispose or to direct the disposition of: 0
                 (iv)  Shared power to dispose or to direct the disposition of:
                       670,000

     (vi)   Debello Investors LLC:
            (a)  Amount beneficially owned: 260,000
            (b)  Percent of class: .8%
            (c)  Number of shares as to which the person has:
                 (i)   Sole power to vote or to direct the vote: 0
                 (ii)  Shared power to vote or to direct the vote: 260,000
                 (iii) Sole power to dispose or to direct the disposition of: 0
                 (iv)  Shared power to dispose or to direct the disposition of:
                       260,000

     (vii)  Mariner Voyager Master Fund, Ltd.:
            (a)  Amount beneficially owned: 50,000
            (b)  Percent of class: .2%
            (c)  Number of shares as to which the person has:
                 (i)   Sole power to vote or to direct the vote: 0
                 (ii)  Shared power to vote or to direct the vote: 50,000
                 (iii) Sole power to dispose or to direct the disposition of: 0
                 (iv)  Shared power to dispose or to direct the disposition of :
                       50,000

     (viii) Charles E. Davidson:
            (a)  Amount beneficially owned: 21,909,472
            (b)  Percent of class: 64.7%
            (c)  Number of shares as to which the person has:
                 (i)   Sole power to vote or to direct the vote: 0
                 (ii)  Shared power to vote or to direct the vote: 21,909,472
                 (iii) Sole power to dispose or to direct the disposition of: 0
                 (iv)  Shared power to dispose or to direct the disposition of:
                       21,909,472
            *Includes 375,000 currently exercisable warrants to acquire 375,000 shares of common stock and options to purchase 1,250 shares of common stock

     (ix)   Joseph M. Jacobs:
            (a)  Amount beneficially owned: 21,909,472
            (b)  Percent of class: 64.7%
            (c)  Number of shares as to which the person has:
                 (i)   Sole power to vote or to direct the vote: 0
                 (ii)  Shared power to vote or to direct the vote: 21,909,472
                 (iii) Sole power to dispose or to direct the disposition of: 0
                 (iv)  Shared power to dispose or to direct the disposition of:
                       21,909,472
            *Includes 375,000 currently exercisable warrants to acquire 375,000 shares of common stock and options to purchase 1,250 shares of common stock

                                  Page 14 of 19

     Wexford Capital LLC ("Wexford Capital") is the manager or investment manager to DP1 LLC, Valentis SB, L.P., Wexford Spectrum Investors LLC, Wexford
Catalyst Investors LLC, Debello Investors LLC and Mariner Voyager Master Fund,
Ltd. (collectively, the "Wexford Entities") and by reason of its status as such may be deemed to own beneficially the interest in the shares of common stock of which the Wexford Entities possess beneficial ownership. Each of Charles E.
Davidson ("Davidson") and Joseph M. Jacobs ("Jacobs") may, by reason of his status as a controlling person of Wexford Capital, be deemed to own beneficially the interests in the shares of common stock of which the Wexford Entities possess beneficial ownership. Each of Davidson, Jacobs and Wexford Capital shares the power to vote and to dispose of the interests in the shares of common stock beneficially owned by the Wexford Entities. Each of Wexford Capital,
Davidson and Jacobs disclaims beneficial ownership of the shares of common stock owned by Wexford Entities and this report shall not be deemed as an admission that they are the beneficial owners of such securities except, in the case of
Davidson and Jacobs, to the extent of their interests in each member of the
Wexford Entities.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following
         [_].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
         PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

     By signing below each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Page 15 of 19

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

February 11, 2008

                               WEXFORD CAPITAL LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Partner and Secretary

                               DP1 LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                               VALENTIS SB, L.P.
                                   By: Valentis SB GP LLC, its general partner

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                               WEXFORD SPECTRUM INVESTORS LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                               WEXFORD CATALYST INVESTORS LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                               DEBELLO INVESTORS LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                                  Page 16 of 19

                               MARINER VOYAGER MASTER FUND, LTD.
                                  By: Wexford Capital LLC, as manager

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Partner and Secretary

                                   /s/ Charles E. Davidson
                                   ---------------------------------------------
                                                Charles E. Davidson

                                   /s/ Joseph M. Jacobs
                                   ---------------------------------------------
                                                  Joseph M. Jacobs

                                  Page 17 of 19

                             JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934,
each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in ICx Technologies, Inc.

                               WEXFORD CAPITAL LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Partner and Secretary

                               DP1 LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                               VALENTIS SB, L.P.
                                   By: Valentis SB GP LLC, its general partner

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                               WEXFORD SPECTRUM INVESTORS LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                               WEXFORD CATALYST INVESTORS LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                               DEBELLO INVESTORS LLC

                               By: /s/ Arthur Amron
                                   ---------------------------------------------
                                   Name: Arthur Amron
                                   Title: Vice President and Assistant Secretary

                                  Page 18 of 19

                                        MARINER VOYAGER MASTER FUND, LTD.
                                           By: Wexford Capital LLC, as manager

                                        By: /s/ Arthur Amron
                                            ------------------------------------
                                            Name: Arthur Amron
                                            Title: Partner and Secretary

                                            /s/ Charles E. Davidson
                                            ------------------------------------
                                                     Charles E. Davidson

                                            /s/ Joseph M. Jacobs
                                            ------------------------------------
                                                      Joseph M. Jacobs

                                  Page 19 of 19